EXHIBIT 99.1

Towerstream Closes Acquisition of Color Broadband in Los Angeles Area

MIDDLETOWN, R.I., December 5, 2011-- Towerstream Corporation (Nasdaq:TWER), a leading 4G service provider and Wi-Fi network operator, completed its acquisition of substantially all of the business assets of Color Broadband Communications, Inc. ("Color Broadband"). The acquired business assets include substantially all of Color Broadband’s customer contracts, network infrastructure, and related assets in the Los Angeles market.

"We are pleased to close our third acquisition in the last twelve months, our fourth in total, and our largest to date," stated Jeff Thompson, Chief Executive Officer. "Our California market has been growing rapidly over the past few years and this transaction makes Los Angeles our largest revenue generating market.”

“Our acquisition program continues to yield opportunities to acquire solid, single market operators in existing and new markets,” noted Joseph Hernon, Chief Financial Officer. “We have established an efficient and expedient process for identifying and closing accretive transactions and seamlessly integrating the acquired assets.”

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses. Founded in 2000, the Company has established networks in over 12 markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Nashville, Las Vegas-Reno and the greater Providence area where the Company is based.  In 2011, Towerstream launched its Manhattan Wi-Fi network geared towards mobile operators, retail/daily deal providers and Wi-Fi operators.  For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand a Wi-Fi network in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:

Todd Barrish
Indicate Media
646-396-6038
todd@indicatemedia.com